UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 18, 2013

SKULLCANDY, INC.

(Exact name of registrant as specified in charter)

Delaware	001-35240	56-2362196
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 West Ute. Blvd, Suite 250 Park City, Utah		84098
(Address of principal executive offices)		(Zip Code)

(435) 940-1545

(Registrant’s telephone number, including area code):

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Chief Executive Officer. On March 18, 2013, Skullcandy, Inc. (the “Company”), announced that it has hired Hoby Darling as its President and Chief Executive Officer, effective immediately. The Company’s board of directors has also appointed Mr. Darling as a director of the Company.

Mr. Darling, age 37, served as General Manager, Nike+ Digital Sport from July 2012 to March 2013. Prior to that, Mr. Darling served as the Head of Strategy and Planning for Nike Affiliates from October 2011 to July 2012. From June 2005 to July 2011, Mr. Darling served as the Senior Vice President, Strategic Development and General Counsel, as well as other leadership positions, at Volcom, Inc., a youth lifestyle apparel company. Mr. Darling has a Bachelor of Arts degree from Western Washington University, a Juris Doctor degree from Northwestern University School of Law and Master of Business Administration degrees from the University of California, Berkeley and Columbia University.

Upon the commencement of his employment, Mr. Darling will receive an annual salary of $450,000 and be eligible to participate in the Company’s annual bonus program, with a target bonus of 100% of his base salary and a bonus opportunity range of 37.5% to 150% of his base salary. Mr. Darling will also be eligible to participate in the Company’s Amended and Restated 2011 Incentive Award Plan, and will receive an inaugural, one-time equity grant valued at approximately $2,000,000, comprised of stock options and restricted stock units. The stock options and restricted stock units will vest in equal annual increments over a four year period, subject to Mr. Darling’s continued service with the Company through the applicable vesting dates. Mr. Darling will be eligible to participate in the Company’s 401(k) plan, health plans and other benefits on the same terms as all other Company employees. The Company will also be providing Mr. Darling with relocation assistance, including 60 days of temporary housing, two house hunting trips, packing and moving of belongings, and a $20,000 moving allowance, all of which are to be reimbursed on a pro-rata basis if Mr. Darling’s employment terminates in the first year of employment.

In the event that Mr. Darling’s employment with the Company is terminated other than for “cause” or if he resigns for “good reason” (both, as defined in the employment agreement), he will also be entitled to receive (i) a severance payment equal to twelve months of the base salary in effect immediately prior to the date of termination, (ii) a payment equal to his target bonus for the year in which his employment terminates and (iii) all of his unvested options will immediately vest and become exercisable, all subject to reduction in accordance with an Internal Revenue Code of 1986, as amended, Section 280G best pay limitation. In the event of a termination due to death or disability, Mr. Darling will be entitled to the benefits in clause (iii) of the preceding sentence.

There are no family relationships between Mr. Darling and any director or executive officer of the Company and there are no transactions between Mr. Darling and the Company that would be reportable under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Darling and any other persons or entities pursuant to which Mr. Darling was appointed as a director of the Company.

The full text of the press release announcing Mr. Darling’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01     Exhibits.

(d) Exhibits

99.1	Press Release, dated March 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2013

SKULLCANDY, INC.

By:	/s/ Kyle Wescoat
Kyle Wescoat
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press Release, dated March 18, 2013.